SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release ("Agreement") is made by and between Elizabeth Muñoz Guzman ("Employee"), and Torrid Administration, Inc., Torrid LLC, a California limited liability company, and Torrid Holdings Inc., a Delaware corporation (collectively, the "Company").

WHEREAS, Employee's employment with the Company terminated effective October 4, 2024 ("Separation Date").

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, Employee and the Company (collectively referred to as "the Parties") hereby agree as follows:

1. **Final Payments**.

a. Wages and Vacation: Regardless of whether Employee signs this Agreement, promptly after Employee's Separation Date, Employee will receive a final paycheck which will include payment for any unpaid final wages for time worked through and including the Separation Date, if any, and other benefits to which Employee is entitled by virtue of Employee's service with the Company up to and including the Separation Date, including payment for accrued but unused vacation pay, if any.

b. Reimbursement for Business Expenses. Employee will be reimbursed for any outstanding approved business expenses that are submitted to the Company for reimbursement no later than three (3) weeks after Employee's Separation Date in accordance with Company policy. However, Employee acknowledges Employee's responsibility for the payment of personal expenses that remain on Employee's corporate card, if any.

c. Benefits. Employee's benefits will terminate as of Employee's Separation Date except as set forth below. The Company's Human Resources Department will send Employee information concerning any conversion rights Employee may have for medical and life insurance coverage, as well as information about other benefit plans consistent with any obligations imposed by the plans and/or required by law.

2. **Consideration**. In exchange for the release of claims and the promises set forth below, the Company will provide Employee with the following separation benefits which Employee acknowledges Employee is not otherwise entitled to receive upon the termination of Employee's employment:

a. In consideration for the execution by Employee of this Agreement, Company agrees to provide Employee with the following Separation Pay:

i. The gross amount of One Million Four Hundred Thousand Dollars and no/100 ($1,400,000.00), less all applicable withholding and deductions and reported via IRS form W-2 ("Separation Payment A"). Separation Payment A will be paid on the Company's regular payroll schedule in equal installments over a twelve (12) month period. The first payment shall be paid to Employee on October 25, 2024, provided Employee has executed and not revoked this Agreement and is otherwise in compliance with this Agreement.

ii. The gross amount of Three Million Six Hundred Thousand Dollars and no/100 ($3,600,000.00) (Separation Payment B"), One Million One Hundred Thousand Dollars and no/100 ($1,100,000.00) of which will be subject to all applicable payroll deductions and reported via IRS form W-2, and Two Million Five Hundred Thousand and no/100 ($2,500,000.00) of which will be reported via IRS form 1099 and which shall be characterized as compensation for the physical manifestation of mental anguish and emotional distress associated with employment. Separation Payment B shall be paid to Employee on October 25, 2024, provided Employee has executed and not revoked this Agreement and is otherwise in compliance with this Agreement.

3. The Company is not offering any tax advice to Employee regarding the Separation Pay or any amounts paid under this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee's failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including its reasonable attorneys' fees and costs. Employee understands and agrees that upon Employee's receipt of the payments described above Employee will have been fully compensated for any amounts owed under this Agreement.

4. The Company also agrees to pay on Employee's behalf the premium to the third-party administrator for the maintenance of Employee's health insurance under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") ("COBRA Benefit") through the earliest of (i) 12 months following the Separation Date, (ii) the date on which Employee is no longer eligible for COBRA continuation coverage, and (iii) the date on which Employee is eligible for group health insurance coverage through another employer (the "COBRA Subsidy Period"). Employee must immediately notify the Company of re-insurance under a different plan or if the Employee otherwise ceases to be eligible for COBRA coverage during the COBRA Subsidy Period. If (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the COBRA Subsidy Period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Employee under its group health plans or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in such case, the Company will pay to Employee each month the amount the Company would otherwise pay to the COBRA administrator, subject to tax withholdings and deductions, with the payment made on the last day of each month over the remainder of the COBRA Subsidy Period.

Except as set forth in this Agreement, Employee acknowledges, represents, and warrants that (a) the Company owes Employee no other wages, commissions, bonuses, vacation pay or other compensation or payments of any nature, and has made no other representations and/or commitments to Employee not set forth in this Agreement, and (b) the Company will have no other financial obligation to Employee with regard to Employee's employment or termination. Each party agrees to bear its own costs and attorneys' fees with respect to the negotiation and execution of this Agreement.

5. **<u>General Release</u>.**

a. Employee agrees to release any and all claims that Employee has or may have against the Released Parties (as defined below), including claims arising out of Employee's employment with the Company (including Employee's termination of employment). Employee agrees that this release includes not only the Company, but also Sycamore Partners Torrid LLC ("Sycamore"), along with the Company's and Sycamore's parents, subsidiaries, divisions, affiliates, predecessors, successors, and assigns, and each of their past and present officers, directors, managing agents, agents, employees, investors, accountants and tax advisors, counsel and insurers, and all other representatives of the persons and entities referenced above, individually, and in their corporate or other representative capacities (the "Released Parties"). Employee understands and agrees that this release includes any and all claims of every kind and nature, whether known or unknown, actual or contingent, asserted or unasserted, arising under common law, statutory law, or otherwise that Employee has, had, now has, or may have against the Released Parties occurring up through the date Employee sign this Agreement, including, without limitation, claims arising pursuant to the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, Worker Adjustment and Retraining Notification (WARN) Act, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, or any other federal, state or local statute, ordinance, or regulation regarding employment, termination of employment, or discrimination in employment as such acts may have been amended. Employee understands and agrees that the only claims that are exempt from this release are claims the law does not allow Employee to waive by signing this Agreement. For the purpose of implementing a full and complete release, Employee expressly acknowledges that the releases given in this Agreement are intended to include, without limitation, claims that Employee did not know or suspect to exist in Employee's favor at the time of the date of Employee's execution of this Agreement, regardless of whether the knowledge of such claims, or the facts upon with which they might be based, would have materially affected Employee's decision to sign this Agreement, and that the consideration provided under this Agreement was also for the release of those claims and contemplates the extinguishment of any such unknown claims.

b. This release also includes all claims arising under, relating to, or in any way involving the California Fair Employment and Housing Act ("FEHA"), California Family Rights Act, California Constitution, the California Government Code, the California Labor Code, including but not limited to, sections section 2699, *et seq*. (Private Attorney General Act), 200, *et. seq*., 970, California Whistleblower Protection Law – Section 1102.5(a) to (c) and any other California Labor Code provision that may be released, including Cal. Lab. Code §132a (1) to (4) and 4553; the California Civil Code, including but not limited to, the California Unruh Civil Rights Act – Civ. Code § 51, *et seq*., Cal-WARN, any applicable California Industrial Welfare Commission Wage Order, and any corresponding regulations, and any claims arising out of the California Business & Professions Code, any claims for severance pay, breach of contract, salary, bonus pay, equity, commissions, incentive pay, overtime pay, minimum wages, sick leave, final wages, penalties, such as penalties for wages due on termination, or any pay, premium, or penalty provided for under the California Labor Code and any other applicable wage-and-hour statute (collectively, "Wages"), and any other alleged violation of any federal, state or local law, ordinance, and/or public policy, contract or tort or common-law having any bearing whatsoever on the terms and conditions and/or cessation of Employee's employment with the Company which

Employee ever had, now has, or shall have from the beginning of world to the date of this Separation Agreement. By accepting this Agreement, Employee acknowledges that the Company disputes any claim Employee may have for Wages, whether known or unknown. Employee does not contend that the Company's dispute is anything other than a bona fide (meaning a genuine and good faith) dispute.

6. **WAIVER OF CALIFORNIA CIVIL CODE SECTION 1542**

Employee hereby expressly waives and relinquishes all rights and benefits under California Civil Code Section 1542 to the fullest extent that Employee may lawfully waive such rights. Section 1542 of the Civil Code of California provides as follows:

> **A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.**

In connection with such waiver and relinquishment, Employee hereby acknowledges that Employee may hereafter discover claims or facts in addition to, or different from, those which Employee now knows or believes to exist, but that Employee expressly agrees to fully, finally and forever settle and release any and all claims, known or unknown, suspected or unsuspected, which exist or may exist on their behalf against the Released Parties at the time of execution of this Agreement.

7. **Mutual Non-Disparagement.**

a. To the maximum extent permitted by applicable law, Employee agrees that Employee will not make any oral or written statement (including on any social media platform) that is public, or that should reasonably be expected to become public, that directly or indirectly references the Company or Released Parties or in any way criticizes, ridicules, disparages, or is otherwise derogatory of the Company or Released Parties including, without limitation, the Company's and/or a Released Parties' employees, agents, representatives, officers, directors, investors, or products or services, or is likely to be harmful to them or their business, business reputation or personal reputation, and the Company agrees to direct Chief Executive Officer Lisa Harper not to make any statement this is intended to be public, or that should reasonably be expected to become public, that directly or indirectly references Employee or in any way criticizes, ridicules, disparages, or is otherwise derogatory of Employee, provided that Ms. Harper as CEO of the Company is not prohibited from making comments about the Company, its operations, performance, or business, past or present. Lisa Harper and Employee may respond accurately and fully to any question, inquiry or request for information when required by legal process.

b. The parties agree that Employee may post a statement as mutually agreed to by the parties on Employee's big_girl_life Instagram profile following the release of the Company's Form 8-k disclosing Executive's departure has been filed with the SEC, provided Employee turns off the comment functionality for this post and deletes the big_girl_life Instagram profile fourteen (14) days after the post.

c. Employee acknowledges and agrees that the time and expense involved in proving in any forum the actual damage or loss suffered if there is a breach of this Section makes this case appropriate for liquidated damages. Accordingly, instead of requiring any proof of actual damages or losses, the Parties agree that as a liquidated damage for any single incident of Employee's breach of the non-disparagement obligations of this Section (but not as a penalty), the breaching Employee shall pay to the Company the sum of One Hundred Thousand Dollars and no/100 ($100,000.00). Any claimed breach of the non-disparagement obligations of this Section shall be proven by a preponderance of the evidence. This liquidated damages provision shall not be interpreted so as to require multiple payments if there is only one breach but multiple payments shall be made in the event of multiple breaches. Attorneys' fees and costs shall be awarded to the prevailing party in an action or proceeding involving an alleged breach of this Section. Neither the breach of this Section nor the payment of liquidated damages by Employee shall affect the continuing validity or enforceability of this Agreement, including this Section, subject to the rights and remedies provided for in Section 12.

8. **Rights and Claims Excluded from Release of Claims.** Employee represents that Employee has not filed any complaints, charges, or lawsuits against the Company or Released Parties with any governmental agency or any court (excluding the U.S. Securities and Exchange Commission ("SEC"). This Agreement does not waive any rights or claims that cannot be waived by law, including rights or claims that arise after Employee executes this Agreement (including any sexual assault or sexual harassment dispute, as defined by the Speak Out Act), Employee's right to file a charge with a governmental agency (such as the United States Equal Opportunity Commission ("EEOC"), the California Department of Fair Employment and Housing, or the SEC), and Employee's right to participate in any governmental agency investigation or proceeding, and Employees right to communicate and cooperate with any such agency. Nothing in this Agreement prohibits Employee from providing truthful information or testimony to a governmental, judicial, regulatory, legislative, and/or administrative entity or agency or court, or to third parties, such as when acting as a witness or participating in a legal investigation. Employee is waiving, however, any right to recover money from the Company in connection with such charge or investigation, except that Employee does not waive any right to receive money properly awarded by the SEC as a securities whistleblower incentive, if applicable. Employee is, however, waiving any right to recover money in connection with a charge filed by any other individual, by the EEOC, or by any other city, local, state, or federal agency (other than the SEC). For avoidance of doubt, nothing in this Section or Agreement shall constitute a representation on behalf of Employee with respect to, any communications or information provided by Employee to the SEC under Section 21F of the Securities Exchange Act. Employee further acknowledges and understands that she remains subject to the Company's Compensation Recovery Policy ("Policy") (Exhibit 97 to the Company's Annual Report on Form 10-K for the year-ended February 3, 2024) and that nothing in this Agreement affects or in any way limits the Company's ability to recover any excess incentive-based compensation "received" (as defined in Section 10D of the Exchange Act) from Employee as an executive covered by the Policy.

9. **Neutral Reference.** Employment references are provided by a third party and shall only include dates of employment and last position held in response to any business inquiry Employee authorizes. Employee agrees and acknowledges that the Company is not responsible for any references or information provided in response to inquiries to any other individual.

10. **Confidentiality/Cooperation.**

a. Confidential Information: Employee acknowledges that during Employee' employment Employee has learned Confidential Information relating to the business conducted and to be conducted by the Company and Employee agrees not to disclose such information to a new employer or to any other person, and Employee agrees to abide by the terms of the Proprietary Information and Inventions Agreement Employee signed electronically with the new hire paperwork. Employee agrees that Employee will not at any time after Employee's employment disclose or use or authorize any third party to disclose or use any such Confidential Information, without prior written approval of the Company. As used in this Agreement, "Confidential Information" means all information belonging to the Company or provided to the Company by a customer that is not known generally to the public or the Company's competitors and includes all trade secrets, client lists and information related to client files, know-how, show-how, technical, operating, financial, and other business information and materials. Confidential Information shall not include any general know-how or skills that Employee possesses whether obtained through Employee's employment at the Company or elsewhere. Confidential Information also does not include information that (i) is publicly known or becomes publicly known through no fault of Employee's, or (ii) is generally or readily obtainable by the public. Nothing in this Agreement is intended to penalize, prevent, hinder, or discourage any disclosure protected by 18 U.S.C. § 1833(b). Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. By signing this Agreement, Employee represents and warrants that Employee has not disclosed any Confidential Information to a third party or sent/downloaded any Confidential Information to Employee's personal computer(s), personal mobile device(s), and/or external and removable hard or thumb drives. To the extent Employee sent/downloaded any Confidential Information, including to Employee's personal email account(s), Employee represents that Employee has permanently deleted all copies of such Confidential Information using a method that will prevent recovery or retrieval of that information and, therefore, is not in breach of this provision if such Confidential Information is deleted pursuant to the foregoing.

Employee agrees not to use or disclose Confidential Information (as defined herein) or trade secrets of the Company to directly or indirectly solicit for employment any current or former employee of Company or otherwise induce, influence, or encourage any current employee of Company to terminate employment with Company. Employee further agrees not to use or disclose Confidential Information or trade secrets of the Company to induce, influence, or encourage any client, customer, supplier, licensee or licensor of Company to alter, terminate or breach its contractual or other business relationship with Company or to otherwise induce or attempt to induce any client, customer, supplier, licensee, licensor or other material business relation of Company to cease doing business Company, or in any way interfere with the relationship between any such client customer, supplier, licensee, licensor or material business relation, on the one hand, and the Company on the other.

b. Confidentiality of Agreement. Subject to applicable law, Employee further understands and agrees that the matters communicated and discussed in negotiating the terms of this Agreement are entirely confidential. It is, therefore, expressly understood and agreed by

Employee that Employee will not reveal, discuss, publish, or in any way communicate the matters communicated and discussed in negotiating the terms of this Agreement to any person, organization or other entity, except to Employee's immediate family members and professional representatives, if any, as needed, who shall also be informed of and bound by this confidentiality clause; but in no event should Employee discuss the matters communicated and discussed in negotiating this Agreement with any current or prospective employee of the Company. Should any of the aforementioned disclose the subject matter of this provision, then Employee will be responsible for their disclosure. Employee represents and warrants that, prior to signing this Agreement, Employee has not made any disclosures that would have been prohibited by this Agreement had they been made after the full execution of this Agreement. This Agreement does not prevent Employee from communicating, in any manner, with the Securities and Exchange Commission.

c. In the event that Employee believes that Employee is legally obligated by statutory or regulatory requirements (including compulsory legal process), to make such disclosures, Employee will contact the Company's Chief Human Resources Officer and Chief Legal Officer, Bridgett C. Zeterberg, within 24 hours of receiving notice that Employee is so obligated.

d. Cooperation. Employee agrees to cooperate with reasonable requests for cooperation from the Company with respect to any legal issue regarding any matter of which Employee had knowledge during Employee's employment with the Company. Such cooperation may include appearances at depositions, assistance in responding to discovery, preparations for hearings or trial, and appearances at trial. The Company will reimburse Employee for all reasonable expenses incurred by Employee in providing such assistance and undertake reasonable efforts to prevent such cooperation from interfering with new employment, provided the Company can control the timing of such cooperation. If such time commitment in connection with the foregoing cooperation obligations proves to be substantial, parties will agree to discuss compensation for such time.

11. **Continuing Obligations.** For the avoidance of doubt, the parties acknowledge and agree that Sections 8 through 10, 12, and 19 of the Employment Agreement dated December 13, 2019, between Executive and Torrid LLC are incorporated herein by reference and shall continue in effect as written and shall survive Employee's termination of employment and execution of this Agreement.

12. **Return of Company Materials.** No later than the Separation Date or within 10 days of such date, Employee shall destroy or return to a designated Human Resources representative of the Company, and shall not retain in any form or format, all Company documents, computers, access badges, telephones and other Company property containing Confidential Information that Employee has had in Employee's possession at any time.

13. **Consideration of Medicare's Interests**. Employee affirms, covenants, and warrants Employee has made no claim for illness or injury against, nor is Employee aware of any facts supporting any claim against, the released parties under which the released parties could be liable for medical expenses incurred by the Employee before or after the execution of this agreement. Furthermore, Employee is aware of no medical expenses which Medicare has paid and for which the released parties are or could be liable now or in the future. Employee agrees and affirms that, to the best of Employee's knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Employee will indemnify, defend, and hold the released

parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys' fees, and Employee further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

14. **Notification of Rights.**

a. This Agreement is intended to comply with the Older Workers Benefit Protection Act ("OWBPA") with regard to Employee's waiver of rights under the Age Discrimination in Employment Act of 1967 ("ADEA").

b. Employee acknowledges and agrees that:

i. Employee has read and understand this Agreement in its entirety, including the release of ADEA claims.

ii. Employee was informed that Employee may consult with an attorney, at Employee's expense.

iii. Although Employee is entitled to 21 days to review (including consulting an attorney) and sign this Agreement and return it via email to jvaldivia@torrid.com ("Consideration Period"), Employee may use as much or as little of this 21-day period prior to signing and does hereby waive the 21-day review period. However, Employee may not sign until after Employee's Separation Date. Pursuant to 29 C.F.R. §16.22(e)(4), the Parties agree that any modifications to this Agreement, whether material or immaterial, will not restart the 21-day consideration period. Employee understands that it is Employee's voluntary decision to sign before the end of the Consideration Period. For the avoidance of doubt, this Consideration Period is inclusive of the time to review the Agreement as set forth in California Government Code Section 12964.5.

iv. If Employee signs this Agreement, Employee has done so knowingly, willingly and voluntarily and under no compulsion or duress, in exchange for the separation benefits provided herein.

v. The Agreement provides consideration in addition to anything of value to which Employee may be entitled independent of the Agreement.

vi. This Agreement is not intended to be a waiver of claims, including claims under the ADEA, arising after the date Employee execute this Agreement.

c. **Employee has seven (7) days** to revoke this Agreement in writing by emailing **jvaldivia@torrid.com** no later than the close of business on the 7th day after Employee signs. If Employee revokes this Agreement as provided in this Section, it shall be null and void and Employee will not be entitled to any of the consideration from the Company described above. If Employee does not revoke this Agreement within seven (7) days of executing it, this Agreement shall become enforceable on the 8th day after execution of this Agreement (the "Effective Date").

15. **Covenant Not to Sue.** Employee has not and will not directly or indirectly institute any legal action against the Released Parties based upon, arising out of, or relating to any claims released in this Agreement, to the extent allowed by law. Employee has not and will not directly or indirectly encourage and/or solicit any third party to institute any legal action against the Released Parties, to the extent allowed by law.

16. **Representations.** By signing this Agreement, Employee represents and agrees that as of the date hereof, Employee believes the financial statements and disclosures of the Company and its affiliates are correct and accurate in all material respects; that such financial statements and disclosures fairly present the financial condition and results of the operations of the Company and its affiliates; and that Employee is not aware of any materially false, misleading, or misstated statements or disclosures relating to the Company or its affiliates or their finances.

17. **IRC 409A.** The Separation Payments A and B and CORA Benefit are designated as separate payments for purposes of IRC §409A. It is intended that the payments and benefits set forth in Section 3 are, to the greatest extent possible, exempt from the application of IRC §409A and the Agreement shall be construed and interpreted accordingly. However, if the Company determines that all or a portion of the payments and benefits provided under the Agreement constitute "deferred compensation" under IRC §409A and that Employee is a "specified employee" of the Company or any successor entity thereto, as such term is defined in IRC §409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under IRC §409A, the timing of the applicable payments shall be delayed until the first payroll date following the six-month anniversary of the Separation Date and the Company (or the successor entity thereto, as applicable) shall pay Employee a lump sum amount equal to the sum of the payments that Employee would otherwise have received during such six-month period had no such delay been imposed. The Company makes no representations that the payments and benefits provided under the Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of noncompliance with IRC §409A.

18. **Consultation with Counsel.** Employee was advised in writing, through this Agreement, to consult with an attorney of Employee's choice about this Agreement, and Employee has had an opportunity to consult counsel of Employee's choice, if Employee so desires. Employee has read this Agreement, and understands its terms, including the fact that it releases any claim Employee might have against the Company. Employee acknowledges Employee has not relied on any statement or promise that is not written in this Agreement. Employee enters into this Agreement voluntarily and was not coerced into signing it; Employee agrees to all the Agreement's terms and significance, knowingly, deliberately, without duress or reservation of any kind, and after having given the matter full and careful consideration.

19. **No Admission of Liability.** Neither this Agreement nor the payment of any amounts hereunder shall be construed as an admission of liability or wrongdoing by Company or by Executive.

20. **Waiver.** Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.

21. **Severability**. If any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable, or ineffective, those provisions, terms and clauses shall be deemed severable, and all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.

22. **Governing Law and Venue.** This Agreement will be governed and enforced in accordance with the internal laws of the State of Delaware, without regard to its conflict of laws principles. Employee acknowledges and agrees that Employee was represented by counsel in connection with the negotiation of this Agreement. Employee acknowledges and agrees that, pursuant to Section 925 of the California Labor Code, (i) Employee has waived the application of California law to this Agreement and any disputes under this Agreement, (ii) Employee has waived any right to have any disputes under this Agreement adjudicated in California, and (iii) Employee acknowledges and agrees that any disputes under this Agreement shall not be deemed to be a controversy arising in California. Pursuant to the Dispute Resolution Agreement (the "Arbitration Agreement"), which Employee acknowledged and accepted, Employee agrees that the Arbitration Agreement remains in full force and effect to the maximum extent permitted by applicable law, and that any dispute, controversy, or claim arising out of, based upon, or relating to this Agreement will be submitted to arbitration in compliance with the terms of the Arbitration Agreement.

23. **Entire Agreement.** This Agreement, including the Arbitration Agreement incorporated by reference, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral; provided that any unvested equity awards held by Employee as of the date of this Agreement will be immediately forfeited on the Separation Date in accordance with the terms and conditions of the applicable award agreements and any vested equity awards will remain subject to the terms and conditions of the applicable award agreements. However, nothing in this Agreement is intended to nullify any benefits already vested pursuant to the Company's Deferred Compensation Plan. This Agreement may not be altered or amended except by a written document signed by Employee and an authorized representative of the Company.

24. **Counterparts.** This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute but one and the same agreement.

Employee has the right to consult with an attorney and has been advised by the Company to do so before signing this Agreement, and this paragraph constitutes such advice in writing.

IN WITNESS WHEREOF, the undersigned have executed this Agreement freely and voluntarily with the intention of being legally bound by it.

EMPLOYEE
Signature:

Elizabeth Munoz-Guzman
____

Print Name: Elizabeth Muñoz Guzman

Date: 10/4/2024

TORRID ADMINISTRATION, INC.
Signature:

____

Printed Name:______________________

Its: ______________________________

Date:______________________________

TORRID HOLDINGS INC.
Signature:

____

Printed Name:______________________

Its: ______________________________

Date:______________________________

TORRID LLC
Signature:

____

Printed Name:______________________

Its: ______________________________

Date:______________________________

IN WITNESS WHEREOF, the undersigned have executed this Agreement freely and voluntarily with the intention of being legally bound by it.

EMPLOYEE	**TORRID ADMINISTRATION, INC.**
Signature: ________________	Signature: Signed by: Lisa Harper 23BF26274EF445E...
Print Name: Elizabeth Muñoz Guzman	Printed Name: Lisa Harper
Date: ________________	Its: Chief Executive Officer
	Date: October 4, 2024

TORRID HOLDINGS INC.	**TORRID LLC**
Signature: Signed by: Lisa Harper 23BF26274EF445E...	Signature: Signed by: Lisa Harper 23BF26274EF445E...
Printed Name: Lisa Harper	Printed Name: Lisa Harper
Its: Chief Executive Officer	Its: Chief Executive Officer
Date: October 4, 2024	Date: October 4, 2024